                                 EXHIBIT 10.13
                        AGREEMENT RESPECTING EMPLOYMENT

       THIS AGREEMENT ("this Agreement") entered into as of August 17th, 1998, by and between NATIONAL COMMERCE BANCORPORATION, a Tennessee corporation ("NCBC"), NATIONAL BANK OF COMMERCE, a national banking association (the "Bank"), and DAVID T. POPWELL (Employee).

                               R E C I T A L S:

       NCBC recognizes the experience and expertise Employee has developed over the past several years while engaged in the private practice of law and NCBC now wishes to take steps to assure that NCBC will have the Employee's services available to it by entering into this Agreement Respecting Employment.

       Bank is also a party to this Agreement because Employee may also become an executive officer of the Bank with responsibilities generally associated with the Bank's business.

       In consideration of the foregoing, the mutual provisions contained herein, and for other good and valuable consideration, the parties agree with each other as follows:

     1.  EMPLOYMENT

       A. NCBC shall employ the Employee as Executive Vice President of NCBC with such duties, powers, authority, functions and responsibilities as said title would imply and with specific responsibility for NCBC's merger and acquisition initiative, and the Employee hereby accepts employment upon such terms and the conditions hereinafter set forth. The Employee may also perform such duties, and have such comparable powers, authority, functions and responsibilities for the Bank, particularly with respect to the Bank's Trust Division, financial services subsidiaries, etc., as may be assigned to him.

       B. The Employee shall not, during the term of his employment under this Agreement, be engaged in any other activities if such activities interfere materially with the Employee's current duties, authority and responsibilities for either NCBC or the Bank, except for those other activities as shall hereafter be carried on with NCBC's or the Bank's consent. The Employee shall be entitled to make and manage his personal investments provided such investments or other activities do not violate in any material respect the terms of Sections 6, 7 or 8 hereof.

     2.  TERM

       A. Subject only to the provisions of either Section 3(D) or Section 4 hereof, the term of the Employee's employment under this Agreement shall be for a continually renewing term of three (3) years without any further action by either NCBC or the Employee, it being the intention of the parties that there shall be continuously a term of three (3) years duration of the Employee's employment under this Agreement until an event has occurred as described in, or one of the parties shall have made an election pursuant to, the provisions of either Section 3(D) or Section 4 of this Agreement, provided that such term shall terminate on the date the Employee becomes age 65.

     3.  COMPENSATION

       For all services rendered by the Employee while on active status under this Agreement, NCBC agrees to compensate the Employee for each compensation year (January 1 through December 31) during the term hereof, as follows:

       A.  Base Salary.  A base salary shall be payable to the Employee by NCBC
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as a guaranteed annual amount under this Agreement equal initially to the sum of
$150,000.00 per year (the "Base Salary"), which shall be payable in the intervals consistent with NCBC=s normal payroll schedules (but in no event less than semi-monthly). The Base Salary shall be subject to being increased (but not decreased or adjusted other than as provided in Section 4 of this Agreement) in the sole discretion of the Board of Directors of NCBC but only in such form and to such extent as the Board of Directors may from time to time approve. The official action of the Board of Directors increasing the Base Salary payable to the Employee shall modify the amount of Base Salary stated in this Section 3(A).

       B.  Other Compensation.  The Employee shall be entitled to participate in
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any incentive or supplemental compensation plan or arrangement instituted by
NCBC and covering its principal executive officers and to receive additional compensation from NCBC in such form and to such extent, if any, as the Board of Directors may in its sole discretion from time to time specify and determine; provided, however, in the event the Employee shall go on part-time status for any reason, the Employee shall nevertheless be entitled to be paid pro rata incentive or supplemental compensation for the fiscal year ending in the compensation year in which the Employee goes on part-time status, for the number of calendar months during such fiscal year that Employee shall have been on active status, at the same time, on the same basis and to the extent as any of NCBC's principal executive officers on active status are selected by the Board of Directors to receive any incentive or supplemental compensation award for such fiscal year, in no event, however, shall such incentive or supplemental compensation be less than $75,000.00 per year and pro rated for anything less than a full calendar year. The phrase "principal executive officer" as used in this Agreement shall mean the chief executive officer of NCBC and other executive officers of NCBC who are from time to time designated as an executive officer by the Board of Directors.

       C.  Tax Indemnity.  Should any of the payments of Base Salary, other
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incentive or supplemental compensation, benefits, allowances, awards, payments, reimbursements or other perquisites (including the payments provided for under this Section 3(C)), singly, in any combination or in the aggregate, that are provided for hereunder to be paid to or for the benefit of the Employee (including, without limitation, the payment provided for in Section 3(D) hereof) or under any other plan, agreement or arrangement between the Employee and NCBC, be determined or alleged to be subject to an excise or similar purpose tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, or any successor or other comparable federal, state or local tax laws, NCBC shall pay to the Employee such additional compensation as is necessary (after taking into account all federal, state and local income taxes payable by the Employee as a result of the receipt of such additional compensation) to place the Employee in the same after tax position (including federal, state and local taxes) he would have been in had no such excise or similar purpose tax (or any interest or penalties thereon) been paid or incurred. NCBC hereby agrees to pay such additional compensation within five (5) business days after the Employee notifies NCBC that the Employee intends to file a tax return which takes the position that such excise or similar purpose tax is due and payable in reliance on a written opinion of the Employee's tax counsel (such tax counsel to be chosen solely by the Employee) that it is more likely than not that such excise tax is due and payable. The costs of obtaining such tax counsel opinion shall be borne by NCBC, and as long as such tax counsel was chosen by the Employee in good faith, the conclusions reached in such opinion shall not be challenged or disputed by NCBC. If the Employee intends to make any payment with respect to any such excise or similar purpose tax as a result of an adjustment to the Employee's tax liability by any federal, state or local tax authority, NCBC will pay such additional compensation by delivering its cashier's check payable in such amount to the Employee within five (5) business days after the Employee notifies NCBC of his intention to make such payment. Without limiting the obligation of NCBC hereunder, the Employee agrees, in the event the Employee makes any payment pursuant to the preceding sentence, to negotiate with NCBC in good faith with respect to procedures reasonably requested by NCBC which would afford NCBC the ability to contest the imposition of such excise tax; provided, however, that the Employee will not be required to afford NCBC any right to contest the applicability of any such excise tax to the extent that the Employee reasonably determines (based upon the opinion of his tax counsel) that such contest is inconsistent with the overall tax interests of the Employee. For purposes of this Section 3(C), payments from Bank or any affiliate or successor of the Bank or NCBC shall be treated as payments from NCBC.

       D.  (i)  Change of Control - Operation of Section 3(D).
                ---------------------------------------------

          (a) This Section 3(D) shall be effective, but not operative, immediately upon execution of this Agreement by the parties hereto and shall remain in effect so long as the Employee remains employed by NCBC on active status and for twelve (12) months after the Employee goes on part-time status, but shall not be operative unless and until there has been a Change in Control, as defined in subsection (i)(b) hereof. Upon such a Change in Control, this
Section 3(D) shall become operative immediately.

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

          (b) "Change in Control" shall mean a change in control of NCBC that shall be deemed to have occurred if and when, with or without the approval of the Board of Directors of NCBC incumbent prior to the occurrence,

                 (1) More than 25% of the outstanding securities entitled to vote in an election of directors of NCBC shall be acquired by any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than by any person which includes the Employee; or

                 (2) As the result of a tender offer, merger, consolidation, sale of assets or contested election, or any combination of such transactions, the persons who were directors of NCBC immediately before the transaction shall cease to constitute a majority of the Board of Directors of NCBC.

          (ii) Employee's Rights Upon Change of Control.  If a Change in Control
               ----------------------------------------
(as defined in subsection (b) of Section 3(D)(i)) occurs while the Employee is employed on active status by NCBC, the Employee may in his sole discretion, within eighteen (18) months after the date of the Change of Control, give notice to the Secretary of NCBC that he intends to elect to exercise his rights under this Section 3(D) (the "Notice of Intention"). If a Change of Control occurs within twelve (12) months after the Employee has been placed on part-time status pursuant to either Section 4(c)(i) or Section 4(F), the Employee may, in his sole discretion, within twelve (12) months after the date of the Change of Control, give notice to the Secretary of NCBC that he intends to elect to exercise his rights under this Section 3(D) (the "Notice of Intention"). The right to give such Notice of Intention to elect to receive the payment provided for in subsection (iii) of this Section 3(D) shall continue for eighteen (18) or twelve (12) months respectively from the date of the Change of Control irrespective of any action by NCBC pursuant to Section 4(A)(iii) or Section 4(F) within such eighteen (18) or twelve (12) month period. Within thirty (30) days after NCBC's receipt of the Notice of Intention, NCBC shall provide written notice to the Employee setting forth NCBC's computation of the amount that would be payable pursuant to subsection (iii) of this Section 3(D), accompanied by the written opinion of NCBC's independent certified public accountants confirming NCBC's computation. If the Employee takes exception to NCBC's computation of such amount, the Employee may (but shall not be prejudiced in his right to later contest the amount actually paid by failure to do so) give a further written notice to NCBC setting forth in reasonable detail the Employee's exceptions to NCBC's computation, accompanied by the written opinion of the Employee's tax advisor confirming the basis for such exceptions. Exercise by the Employee of his rights pursuant to this Section 3(D) shall only be made by giving further notice to the Secretary of NCBC (the "Notice of Exercise") within six (6) months from the date of the Notice of Intention.

                (iii)  Payment upon Change of Control.
                       ------------------------------

                        (a) If the Employee gives the Notice of Exercise described in subsection (ii) of this Section 3(D) to NCBC, NCBC shall pay the Employee a lump sum amount equal to three (3) times the Employee's base amount (as defined by Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")), less one dollar ($1.00). NCBC shall, within five (5) business days after the date of the Notice of Exercise, deliver to the Employee its cashier's check in the amount payable pursuant to this subsection (iii) (a) of
Section 3(D), and payment of such amount shall terminate the Employee's rights to receive any and all other payments, rights or benefits pursuant to Sections 3(A), 3(B), 4 and 5 of this Agreement, other than any payments, rights or benefits arising (x) pursuant to Section 3(C), subsection (iii) of Section 3(D),
Section 3(E) or Section 12 of this Agreement, or (y) from any other agreement, plan or policy which by its terms or by operation of law provides for the continuation of such payments, rights or benefits after the termination of the Employee's relationship with NCBC.

                        (b) Such lump sum payment shall be in addition to and shall not be offset or reduced by any other amounts payable or that may become payable to the Employee, or his beneficiaries, by NCBC, including, but not limited to, salary, bonus, severance pay, consulting fees, disability benefits, termination benefits, retirement benefits, life and health insurance benefits, or any other compensation or benefit payment that is part of any valid previous, current, or future contract, plan or agreement, written or oral, or any indemnification payments that may be or become payable to the Employee pursuant to the provisions of NCBC's Charter, By-laws or otherwise.
                        (c) If Employee gives the Notice of Exercise, in addition to the lump sum payment under paragraph (a) above, NCBC shall pay to Employee in a lump sum in cash within five (5) business days after the delivery of the Notice of Exercise the aggregate of the following amounts:

                             (1) the sum of (A) Employee's Base Salary through
the date of the Notice of Exercise, (B) the product of (x) the highest annual bonus paid or payable, including any bonus or portion thereof which has been earned but deferred, during the three year period immediately prior to the date of the Notice of Exercise (such amount being referred to as the "Highest Annual Bonus") and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of the Notice of Exercise, and the denominator of which is 365 and (C) any accrued vacation pay, in each case to the extent not theretofore paid; and

                             (2) The amount equal to the excess (without any
present value discount) of (A) the actuarial equivalent of the benefit under the Bank's qualified defined benefit retirement plan (the "Retirement Plan") (utilizing actuarial assumptions no less favorable to Employee than those in effect under the Bank's Retirement Plan immediately prior to the Change of Control), and the National Bank of Commerce Supplemental Employee Retirement Plan as Amended and Restated (the "SERP") which Employee would receive if Employee's employment continued for three years after the date of the Notice of Exercise assuming for this purpose that all accrued benefits are fully vested, and, assuming that Employee's compensation in each of the three years is Employee's highest Base Salary during the three year period immediately preceding the date of the Notice of Exercise and the Highest Annual Bonus, over
(B) the actuarial equivalent of Employee's actual benefit (paid or payable), if any, under the Retirement Plan and the SERP as of the date of the Notice of Exercise;

                        (d) If Employee gives the Notice of Exercise, for three years after the date of the Notice of Exercise, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, Bank shall continue to provide welfare benefits (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to Employee and/or Employee's eligible dependents as least equal to those provided to Employee at any time during the 120-day period immediately preceding the Change in Control or, if more favorable to Employee, those provided generally at any time after the Change in Control to other peer executives of the Company and its affiliated companies; provided, however, that if Employee becomes reemployed with another
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employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of Employee for retiree benefits pursuant to such plans, practices, programs and policies, Employee shall be considered to have remained employed until three years after the date of the Notice of Exercise and to have retired on the last day of such period;
       E.  Employee's Expenses.  All costs and expenses (including reasonable
           -------------------
legal, accounting and other advisory fees) incurred by the Employee to (w) defend the validity of this Agreement, (x) contest any determinations by NCBC concerning the amounts payable (or reimbursable) by NCBC to the Employee under this Agreement, (y) determine in any tax year of the Employee the tax consequences to the Employee of any amounts payable (or reimbursable) under
Section 3(C) or (D) hereof, or (z) prepare responses to an Internal Revenue Service audit of, and to otherwise defend, his personal income tax return for any year which is the subject of any such audit, or an adverse determination, administrative proceedings or civil litigation arising therefrom that is occasioned by or related to an audit by the Internal Revenue Service of the Bank's income tax returns, are, upon written demand by the Employee, to be promptly advanced or reimbursed to the Employee or paid directly, on a current basis, by NCBC or its successors.

     4.    TERMINATION, PART-TIME STATUS, AND REVISED COMPENSATION, DEATH,
           DISABILITY

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

       A.  Termination.  The employment of the Employee under this Agreement,
           ------------
while the Employee is on active status, may be terminated at any time by NCBC, acting through its Board of Directors (and not a committee thereof),

          (i) For cause in the event of (x) the Employee's final conviction of a felony crime involving moral turpitude, or (y) the Employee's deliberate and intentional continuing refusal to substantially perform his duties and obligations under this Agreement (except by reason of incapacity due to illness or accident) if he shall have either failed to remedy such alleged breach within forty-five (45) days from his receipt of written notice from the Secretary of NCBC demanding that he remedy such alleged breach, or shall have failed to take reasonable steps in good faith to that end during such forty-five (45) day period and thereafter, provided that the Employee thereafter shall have received a certified copy of a resolution of the Board of Directors of NCBC adopted by the affirmative vote of a majority of the entire membership of the Board of Directors at a meeting called and held for that purpose and at which the Employee was given an opportunity to be heard, finding that the Employee was guilty of conduct set forth in this clause, that the Employee has failed to take reasonable steps in good faith to remedy such alleged breach, and specifying the particulars thereof in detail,

          (ii) Upon a determination that the Employee has engaged in willful fraud or defalcation or other dishonesty involving the funds, assets or the operation of either NCBC or the Bank (or any corporate subsidiaries thereof), or

          (iii) For any reason in its sole discretion upon written notice to the Employee effective on the date that is three (3) years after the date on which such notice is received by the Employee.

       B.  Termination Payment For Cause.  In the event of termination of the
           ------------------------------
Employee's employment under this Agreement by NCBC under Section 4(A)(i) or
(ii), the Employee shall only be entitled to receive the monthly installment of his Base Salary being paid at the time of such termination, and, if applicable, other compensation, due hereunder, computed on a pro rata basis, up to the effective date of such termination.

       C.  (i)  Part-time Status-Election by NCBC.  In the event NCBC shall give
                ----------------------------------
Employee notice of termination of the Employee's employment under this Agreement pursuant to Section 4(A) (iii), the Employee shall, subject to the provisions of
Section 4(D)(iii) and (v), be placed on part-time employment status for a period of three (3) years after the date on which such notice is received by the Employee.

          (ii) Part-time Status-Election by Employee for Cause.  Employee shall
               -----------------------------------------------
have the right at any time during his employment on active status, at his sole option and election, by giving written notice to the Secretary of NCBC within six (6) months after the occurrence of the event(s) that are the basis for the giving of such notice, to place himself on part-time employment status and to terminate his employment under this Agreement effective on the date that is three (3) years after the date on which such notice is given by the Employee if, at any time,

                 (a) NCBC shall violate this Agreement in any material respect;
or

                 (b) The Employee shall not be reelected or reappointed to (other than by his own choice) or shall be removed from (other than by reasons justifying such action by NCBC under Sections 4(A)(i) or (ii), 4(E), or 4(F) of this Agreement) the offices and positions in which Employee is serving on the date of this Agreement or such higher or additional office or position to which the Employee may subsequently be elected; or

                 (c) The scope of the duties, powers, and authority assigned to the Employee (or attached to the positions specified in Section 4(C)(ii)(b)) on the date hereof is diminished (without the Employee's express consent) whether or not for cause (other than as defined in Section 4(A)(i) or (ii)).

          (iii)  Termination - Election by Employee.  Employee shall have the
                 ----------------------------------
right at any time during his employment on active status, by giving written notice to the Secretary of NCBC to terminate the Employee's employment under this Agreement effective ninety days (90) after the date on which such notice is given by the Employee. In the event the Employee shall make such election under this Section 4(C) (iii), the Employee shall, in addition to all other reimbursements, payments or other allowances required to be paid under this Agreement or under any other plan, agreement or policy which survives the termination of this Agreement, be entitled to be paid, in addition to the Base Salary payable during such ninety
(90) day period after the giving of such notice, a lump sum payment payable by delivery of NCBC's cashier's check within five (5) business days after the end of such ninety (90) day period, in an amount equal to three (3) monthly installments of the Base Salary (less required tax withholding) in effect pursuant to Section 3(A) hereof at the time the Employee makes such election under this Section 4(C) (iii). Thereupon, this Agreement shall terminate and Employee shall have no further rights under or be entitled to any other benefits of this Agreement, provided that the provisions of Sections 3(C), 3(E)(y), 6, 7, 8 and 12 shall survive such termination.

       D.  Employee's Rights on Part-time Status.  During the period that the
           --------------------------------------
Employee is on part-time status,

          (i) NCBC shall pay Employee a guaranteed minimum annual Base Salary from the date the Employee goes on part-time status for a period of three (3) years in an amount equal to seventy-five percent (75%) of the average of the total annual direct compensation paid to the Employee by NCBC (whether under this Agreement, a predecessor agreement or otherwise) for the two (2) highest of the three (3) compensation years immediately preceding the compensation year in which the notice specified in Section 4(a)(iii), 4(c)(ii) or Section 4(F) of this Agreement is given. Attached hereto as Exhibit A is a sample calculation showing how Employee's part-time Base Salary would be calculated if Employee went on part-time status under this Agreement during 2002.

           As used in this Agreement the phrase "total annual direct compensation" shall mean:

                 (a) The gross amount of Base Salary (as from time to time adjusted) paid to the Employee during a compensation year; plus

                 (b) All other forms of direct compensation attributable to that specific compensation year whether or not actually paid to the Employee during a subsequent compensation year. Compensation with respect to this subsection (b) shall include, but not be limited to, allowances or incentive or supplemental compensation awards made to the Employee and any amounts paid by NCBC for the benefit of the Employee into any savings, deferred compensation or similar NCBC-sponsored plan or arrangement. Compensation with respect to this subsection
(b) shall not include any amounts that must be recognized as compensation in any such compensation year as a result of the Employee's exercise of a stock option, exercise of a stock appreciation right, disqualified disposition of stock acquired pursuant to the exercise of an incentive or non-qualified stock option. Compensation with respect to this subsection (b) shall also not include any amounts received by the Employee during a compensation year which would, as hereinabove provided, be taken into account in computing the direct compensation for a prior compensation year.

          (ii) The guaranteed minimum annual Base Salary payable by NCBC to the Employee pursuant to this Section 4(D) shall be increased (but not decreased) annually on the first anniversary of the date of the Employee's going on part-time status and each anniversary thereafter, on a compound basis, by the greater of (x) five percent (5%) or (y) the same percentage increase (if any) in the Consumer Price Index for All Urban Consumer's - All Items Index, for Region/population size class cross classification for South/B (or any substantially similar index published for the same area) as published by the U.S. Department of Labor, Bureau of Labor Statistics for the twelve (12) month period immediately preceding the first anniversary of the date of the Employee's going on part-time status and on each yearly anniversary thereafter;

          (iii) The Employee shall continue to participate (at not less than his highest levels of participation or coverage during the last twelve (12) months the Employee was on active status) in NCBC's or the Bank's pension, group life/medical/dental/accidental disability insurance, thrift, savings, deferred compensation, stock option, unit or award plans and other NCBC or Bank benefit plans that are from time to time available. No change from active to part-time status by Employee pursuant to any provision of this Agreement shall be deemed to constitute a termination or cessation of Employee's employment or a break in Employee's continuous employment for purposes of any stock option agreement between Employee and NCBC under any stock option plan of NCBC. Subject to the terms of any such stock option agreements and stock option plans, nothing in this Agreement and no action by NCBC or Employee pursuant to any provision of this Agreement shall (1) interrupt or prevent the orderly vesting of Employee in his stock options or accelerate the time at which Employee would otherwise be entitled to exercise his stock options in accordance with the terms of such stock option agreements and stock option plans, or (2) cause Employee's stock options to expire earlier than they otherwise would under such stock option agreements and stock option plans;

          (iv) The Employee shall not be prevented from accepting other employment while on part-time status or engaging in (and devoting substantially all of his time to) other business activities that are not in conflict with the limitations set forth in Section 6 hereof;

          (v) This Agreement and Employee's continuing employment on part-time status may be terminated at any time by NCBC (x) pursuant to the provisions of
Section 4(A)(ii), or (y) if the Employee violates the provisions of Sections 6, 7 or 8, respectively;

          (vi) While on part-time status and except as otherwise required herein, the Employee shall not be required to perform any regular duties for NCBC (except to provide such services consistent with the Employee's educational background, experience and prior positions with NCBC, as may be acceptable to the Employee) or to seek or accept additional employment with any other person or firm (although the Employee shall be free to do so, so long as accepting such additional employment or engaging in other business activity is not in conflict in any material respect with the limitations set forth in Section 6 of this Agreement). If the Employee, at his discretion, shall accept any such additional employment or engage in any such other business activity consistent with Section 6 of this Agreement, there shall be no offset, reduction or effect upon any rights, benefits or payments to which the Employee is entitled pursuant to this Agreement. Furthermore, the Employee shall have no obligation to account for, remit, rebate or pay over to NCBC any compensation or other amounts earned or derived in connection with such additional employment or business activity consistent with Section 6 of this Agreement; and

          (vii) The Employee shall, however, make himself generally available for special projects or to consult with NCBC and its employees at such times and at such places as may be reasonably requested by NCBC and which shall be reasonably satisfactory to the Employee and consistent with the Employee's regular duties and responsibilities in the course of his then new occupation or other employment, if any.

       E.  Death.  In the event of the Employee's death during the term of his
           -----
employment hereunder, NCBC shall pay a death benefit to the Employee's surviving spouse or to the executor or administrator of the Employee's estate (if his spouse shall not survive him) an amount equal to two times his annual Base Salary then payable pursuant to Sections 3(A) or 4(D), as the case may be, such death benefit to be paid in forty-eight (48) equal monthly installments commencing on the first day of the month following the date of death of the Employee.

       F.  Disability.  The Employee shall be covered by either NCBC's or the
           -----------
Bank's disability benefit plan as such plan may from time to time exist. NCBC or the Bank may eliminate or change the terms and conditions of said plan at its discretion with no liability to the Employee other than the liability, if any, under such plan which may have accrued up to the elimination or change of such plan. In the event because of physical or mental illness or personal injury while the Employee is on active status or part-time status, the Employee shall become permanently unable or disabled such that he is unable to perform, and in all reasonable medical likelihood, going to continue indefinitely to be unable to perform his normal duties in his regular manner, as determined by independent, competent medical authority,

          (i) If such disability determination occurs while the Employee is on active status, NCBC may elect (but shall not be obligated) to terminate the Employee's employment under this Agreement on a date which is not less than three (3) years after the date on which written notice of such termination is received by the Employee in which event the Employee shall be placed on part-time status, and NCBC shall pay to the

Employee the Base Salary payable pursuant to Section 4(D)(i) for a period not less than three (3) years thereafter; or

          (ii) If such disability determination occurs while the Employee is on part-time status pursuant to Section 4(C)(i), NCBC shall continue to pay to the Employee the amount of his Base Salary then payable for the greater of (x) the balance of the period remaining under the term of this Agreement, or (y) for one
(1) year; reduced, in any case however, by the amount of any payments made to such Employee under the coverage then afforded to the Employee by any NCBC or Bank disability benefit plan in effect at the time such disability determination is made. The Employee shall, during such disability and until the effective date of the termination of this Agreement and of payments hereunder by NCBC to the Employee, continue to enjoy all other applicable benefits of employment that would otherwise pertain to continued employment on part-time status pursuant to this Agreement.

       G.  Return of Property. Upon termination of the Employee's employment
           -------------------
under this Agreement, however brought about, the Employee (or his representatives) shall promptly deliver and return to NCBC all NCBC property including, but not limited to, credit cards, manuals, customer lists, financial data, letters, notes, notebooks, reports and copies of any of the above, and any Protected Information (as defined in Section 7) which is in the possession or under the control of the Employee.

     5.  OTHER EMPLOYEE RIGHTS

       A. The Employee shall be entitled to (i) participate in any NCBC or Bank pension, group life/medical/dental/accidental, disability insurance, thrift, savings, deferred compensation, incentive compensation, stock option, unit or award plans, vacation plans, automobile allowances and all other NCBC or Bank benefit plans, fringe benefits, allowances and accommodations of employment as are from time to time generally available or applicable to NCBC=s principal executive officers, and (ii) annual vacations in accordance with the vacation policy established by NCBC or the Bank.

       B. The Employee is authorized to incur reasonable business expenses while on active status as an employee of NCBC, including expenses for meals, hotel and air travel, telephone, automobile and similar items. NCBC shall either pay directly or promptly reimburse the Employee for such expenses upon the presentment by the Employee from time to time of an itemized accounting (as required by NCBC or Bank policies) of such expenditures for which reimbursement is sought.

       C. The Employee shall, while on active status, be provided by NCBC with office space, furnishings and facilities, parking, secretarial assistance and equipment.

     6.  COVENANT NOT TO COMPETE

       A. The Employee recognizes that in the highly competitive businesses in which NCBC and are engaged, personal contact is of primary importance in securing new customers and in retaining the accounts and goodwill of present customers and protecting the business of NCBC. The Employee, therefore, agrees that at all times during the term of his employment hereunder and for a period of two (2) years after the termination of his employment hereunder, he will not, for himself or on behalf of any person, corporation, association or other entity other than NCBC or the Bank:

          (i) Engage in the commercial banking business within Shelby County, Tennessee, or within any other county in any state in which NCBC or any subsidiary corporation or other entity owned or controlled by NCBC maintains an office or is engaged in the commercial banking business that produced in excess of 5% of the net income after tax of NCBC on a consolidated basis for the twelve months prior to the date of termination or employment; or

          (ii) Directly or indirectly solicit or attempt to solicit business from any customer of NCBC or any subsidiary thereof existing on the date of termination of such employment; provided, however, that this covenant not to compete shall not apply after a termination of employment if such termination occurs for cause under Section 4(a)(i) or (ii).

          It is the intention of this section that if Employee returns to private practice as an attorney or certified public accountant, nothing herein shall prevent him from providing such legal or accounting services to any person, partnership or corporation doing business with NCBC or any subsidiary thereof.

       B. If the provisions of this Section 6 are violated, in whole or in part, NCBC shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction (without the necessity of posting any bond with respect thereto) to restrain and enjoin the Employee from such violation without prejudice to any other remedies NCBC may have at law or in equity. Further, in the event that the provisions of this Section 6 should ever be deemed to exceed the time, geographic or occupational limitations permitted by the applicable laws, the Employee and NCBC agree that such provisions shall be and are hereby reformed to the maximum time, geographic or occupational limitations permitted by the applicable laws. The provisions of this Section 6 shall survive the termination of the Employee's employment or expiration or termination of this Agreement.

     7.  CONFIDENTIAL INFORMATION

       A. The Employee recognizes and acknowledges that he has and will continue to have access to various confidential or proprietary information concerning NCBC, the Bank, and their respective subsidiaries, of a special and unique value which may include, without limitation, (i) books and records relating to operation, finance, accounting, loans, investments, personnel and management, (ii) written policies and other printed matter relating particularly to operations such as customer names and addresses and customer financial information. The Employee also recognizes that a portion of NCBC's business is dependent upon many business secrets including business opportunities, marketing or business diversification plans, business development, methods and processes, financial data and the like. The Employee acknowledges and agrees that protection of this confidential information and business secrets against unauthorized disclosure and use is of critical importance to NCBC, and the Employee therefore agrees that he will not at any time, either while employed by NCBC or afterwards, knowingly make any independent use of, or knowingly disclose to any other person or organization (except as required by regulatory authority, by a court or as authorized by NCBC) any of the confidential information or business secrets.

       B. In the event of a breach or threatened breach by the Employee of the provisions of this Section 7, the Employee agrees that NCBC shall be entitled to a temporary restraining order or a preliminary injunction (without the necessity of NCBC posting any bond in connection therewith) restraining the Employee from using or disclosing, in whole or in part, such confidential information and business secrets. Nothing herein shall be construed as prohibiting NCBC from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Employee.

     8.  EMPLOYEE CONDUCT

       A. The Employee represents and agrees with NCBC that he will not knowingly make any disbursement or other payment of any kind or character out of the compensation paid or expenses reimbursed to him pursuant hereto or with any other fund, which contravene, in any material respect, any policy of NCBC or the Bank or, in any material respect, any applicable statute or rule, regulation or order of any jurisdiction, foreign or domestic. The Employee further agrees to indemnify and save harmless NCBC or the Bank from any liabilities, obligations, claims, penalties, fines or losses resulting from any unauthorized or unlawful acts of the Employee which contravene in any material respect any policy of NCBC or the Bank or any statute, rule, regulation or order of any jurisdiction, foreign or domestic, applicable to the Employee, NCBC or the Bank. The provisions of this Section 8 shall survive the dissolution or termination of the Employee's employment under this Agreement.

       B. The Employee acknowledges that he has been furnished with a current copy of the policy and procedures manual of NCBC, dated July 1997, that he has read and understands such policies and procedures set forth in such manual, that he understands such policies and procedures (and will read and become familiar with any revisions or supplements to this manual) are applicable to the Employee in the performance of his duties and job performance for NCBC, and that he agrees to observe in all material respects NCBC's policies and procedures in the conduct by the Employee of his employment duties for NCBC.

       C. The Employee agrees to disclose honestly and fully all information and documentation in his possession concerning all transactions or events relating to or affecting NCBC or any direct or indirect subsidiary owned, controlled by NCBC, as and to the extent such information or documentation is requested by NCBC or the authorized representatives thereof; provided that if the Employee indicates to NCBC that the information or documentation requested is privileged, confidential or personally sensitive, appropriate steps will be taken to attempt to protect such privilege, confidentiality or privacy to the extent possible consistent with the ethical and legal obligations applicable to NCBC, but neither such assertions by the Employee nor the undertakings attempted by NCBC with respect thereto shall qualify the unconditional disclosure obligation of the Employee set forth above.

     9.  GENERAL PROVISIONS

       A. In case any one or more of the provisions of this Agreement shall, for any reason, be held or found by final judgment of a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect (i) such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and (ii) this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein (except that this subsection (ii) shall not prohibit any modification allowed under Section 6 hereof), and (iii) if the effect of a holding or finding that any such provision is either invalid, illegal or unenforceable is to modify to the Employee's detriment, reduce or eliminate any compensation, reimbursement, payment, allowance or other benefit to the Employee intended by NCBC and Employee in entering into this Agreement, NCBC shall promptly negotiate and enter into an agreement with the Employee containing alternative provisions (reasonably acceptable to the Employee), that will restore to the Employee (to the extent lawfully permissible) substantially the same economic, substantive and income tax benefits the Employee would have enjoyed had any such provision of this Agreement been upheld as legal, valid and enforceable. Failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or of any other provision of this Agreement.

       B. The Employee acknowledges receipt of a copy of this Agreement (together with any attachments hereto), which has been executed in duplicate and agrees that, with respect to the subject matter hereof, it is the entire Agreement with NCBC. Any other oral or any written representations, understandings or agreements with NCBC or any of its officers or representatives covering the same subject matter which are in conflict with this Agreement are hereby merged into and superseded by the provisions of this Agreement.

       C. NCBC shall have no right of set-off or counterclaim in respect of any debt or other obligation of the Employee to NCBC against any payment or other obligation of NCBC to the Employee provided for in this Agreement or pursuant to any other plan, agreement or policy.

       D. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be agreed to in writing and signed by the Employee and by a person duly authorized by NCBC's Board of Directors.

       E. No right to or interest in any compensation or reimbursement payable hereunder shall be assignable or divisible by the Employee; provided, however, that this provision shall not preclude the Employee from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude his executor or administrator from assigning any right hereunder to the person or persons entitled thereto.

       F. The headings of sections and subsections hereof are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

       G. (i) NCBC consents with respect to any action, suit or other legal proceeding pertaining directly to this Agreement or to the interpretation of or enforcement of any of Employee's rights hereunder, to service of process in the State of Tennessee and service of same at One Commerce Square, Memphis, Tennessee 38150 upon any executive officer of NCBC. NCBC irrevocably (i) agrees that any such suit, action or legal proceeding may be brought in the courts of such state or the courts of the United States for such state, (ii) consents to the jurisdiction of each such court in any such suit, action or legal proceeding and
(iii) waives any objection it may have to the laying of venue of any such suit, action or legal proceeding in any of such courts.

          (ii) This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Tennessee.

       H. This Agreement may not be assigned, partitioned, subdivided, pledged, or hypothecated in whole or in part without the express prior written consent of the Employee and NCBC. This Agreement shall not be terminated either by the voluntary or involuntary dissolution or the winding up of the affairs of NCBC, or by any merger or consolidation wherein NCBC is not the surviving corporation, or by any transfer of all or substantially all of NCBC's assets on a consolidated basis. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the surviving corporation or to the corporation to which such assets shall be transferred. In the event of such a merger, consolidation or transfer of assets and NCBC is not the surviving corporation, notice is deemed to have been given if delivered to the Secretary of NCBC's corporate successor in the manner described in Section 11.

       I. If any amounts which are required or determined to be paid or payable or reimbursed or reimbursable to the Employee under this Agreement (or under any other plan, agreement, policy or arrangement with NCBC) are not so paid promptly at the times provided herein or therein, such amounts shall accrue interest compounded daily at the annual percentage rate which is two percentage points (2%) above the interest rate which is established by the Bank, from time to time, as its Prime Rate, from the date such amounts were required or determined to have been paid or payable or reimbursed or reimbursable to the Employee until such amounts and any interest accrued thereon are finally and fully paid, provided, however, that in no event shall the amount of interest contracted for, charged or received hereunder exceed the maximum non-usurious amount of interest allowed by applicable law.

       J. NCBC agrees with the Employee that, except to the extent required by law, it will not make or publish, without the express prior written consent of the Employee, any written or oral statement concerning the terms of the Employee's employment relationship with NCBC and will not, if the Employee goes on part-time status for any reason or severs his employment with NCBC, make or publish any written or oral statement concerning the Employee including, without limitation, his work-related performance or the reasons or basis for the Employee going on part-time status or otherwise severing his employment relationship with NCBC.

     10.  TERMINATION OF PRIOR AGREEMENTS

       This Agreement shall terminate and supersede any and all prior written or oral agreements or understandings existing between NCBC and the Employee with respect to employment or compensation, and NCBC and the Employee hereby mutually release and discharge each other from any further obligation, liability or responsibility under any of the foregoing.

     11.  NOTICES

       Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered in person or when deposited in the U.S. mail, registered or certified, postage prepaid, and mailed to the respective addresses set forth herein.

     12.  DISPUTES; PAYMENT OF ATTORNEYS' FEES

       If at any time during the term of this Agreement or afterwards there should arise any dispute as to the validity, interpretation or application of any term or condition of this Agreement, NCBC agrees to pay the Employee's reasonable attorneys' fees (including expenses of investigation) incurred by the Employee in connection with any such dispute or litigation provided that the Employee shall be the prevailing party. The provisions of this Section 12 shall survive the expiration or termination of this Agreement and of the Employee's employment hereunder.

       IN WITNESS WHEREOF, the parties have executed and delivered this Amended and Restated Agreement as of the day and year indicated above.


                                 /s/ David T. Popwell
                                 ---------------------------------------
                                 DAVID T. POPWELL


                                 Employee's Permanent Address:

                                 Print:
                                       ---------------------------------
                                                    (Street)

                                 ----------------------------------------
                                      (City)   (State)    (Zip)


                                 NATIONAL COMMERCE BANCORPORATION

                                 By:/s/ Thomas M. Garrott
                                    ----------------------------------
                                  Thomas M. Garrott, Chairman of the
                                     Board and Chief Executive Officer

     /s/Harry J. Phillips, Sr.
     -------------------------
     Harry J. Phillips, Sr.
     Chairman of the NCBC Compensation/Benefits Committee


                                 NATIONAL BANK OF COMMERCE

                                 By:/s/ Lewis E. Holland
                                    --------------------------------
                                      Lewis E. Holland, Chief Financial Officer


                                   EXHIBIT A

                               David T. Popwell
                               ----------------

     Sample Computation of Part-Time Base Salary Under 4(D)(i) assuming the notice specified in Section 4(a)(iii), 4(c)(ii) or Section 4(F) was given in 2002. (This computation also assumes a 10% increase per year in compensation)

     Formula:  75% of the average of the total annual direct compensation paid
     -------
               to Employee for the two (2) highest of the three (3) compensation years immediately preceding 2002.

     1999:     $150,000    Base Salary
     ----
                 75,000    Bonus
               --------
               $225,000

     2000:     $165,000    Base Salary
     ----
                 82,500    Bonus
               --------
               $247,500


     2001:     $181,500    Base Salary
     ----
                 90,750    Bonus
               --------
               $272,250

     The two highest years were 2000 and 2001.

     $247,500  +  272,250  =  519,750

     $519,750  +     2    =  259,875.00

     $259,875  x      75%   =  194,906.25

     Part-Time Base Salary = 194,906.25

                                     -19-